As filed with the Securities and Exchange Commission on December 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONGAREE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina	20-3863936
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1201 Knox Abbott Drive

Cayce, South Carolina 29033

(Address of Principal Executive Offices)

Congaree Bancshares, Inc. 2007 Stock Incentive Plan

(Full title of the plans)

Charles A. Kirby

President and Chief Executive Officer

1201 Knox Abbott Drive

Cayce, South Carolina 29033

803-794-2265

(Name, address, and telephone number of agent for service)

Copies Requested to:

J. Brennan Ryan, Esq.

Benjamin A. Barnhill, Esq.

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, South Carolina 29601

Telephone:  (864) 250-2246

Fax:  (864) 250-2373

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per Share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	317,599	$1.25	(2)	$396,999	(2)	$45.50	(2)

(1)           Pursuant to Rule 416(b) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the closing sale price of the registrant’s common stock on December 12, 2011, as reported by the Pink OTC Markets, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by Congaree Bancshares, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

(a)  the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on April 13, 2011;

(b)  the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 filed with the Commission on May 16, 2011, August 15, 2011, and November 14, 2011, respectively;

(c)   the Registrant’s Current Reports on Form 8-K filed with the Commission on April 13, 2011, April 26, 2011, May 27, 2011, and October 25, 2011; and

(d)   the Registrant’s description of its common stock contained in the Registrant’s Form 8-A, filed with the Commission on April 30, 2007, and any amendment or report filed with the Commission for the purposes of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

N/A

Item 5.  Interests of Named Experts and Counsel.

N/A

Item 6.  Indemnification of Directors and Officers.

The Registrant’s articles of incorporation contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to the Registrant or shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under the Registrant’s bylaws, the Registrant must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the Registrant or its bank subsidiary (the “Bank”) or any other corporation which the person served as a director at the request of the Registrant. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. The Registrant’s directors are also entitled to have the Registrant advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Registrant’s articles of incorporation and bylaws, indemnification will be disallowed for (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) liability imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the “Act”); and (iv) any transaction from which the director derived an improper personal benefit. In addition to the articles of incorporation and bylaws, Section 33-8-520 of the Act requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” The statute also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable statutory standard.

The Registrant’s board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended indemnification rights to all of the Registrant’s executive officers.

The Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  The Registrant maintains directors and officers’ liability insurance for the benefit of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

N/A

Item 8.  Exhibits.

(a) The following exhibits are filed with this Registration Statement.

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form SB-2, File No. 333-131931).

4.2	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form SB-2, File No. 333-131931).

4.3

Articles of Amendment to the Registrant’s Restated Articles of Incorporation establishing the terms of the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 12, 2009).

4.4

Articles of Amendment to the Registrant’s Restated Articles of Incorporation establishing the terms of the Series B Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on January 12, 2009).

4.5	Bylaws (incorporated by reference to Exhibit 3.3 of the Registrant’s Form SB-2, File No. 333-131931).

4.6	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Form SB-2, File No. 333-131931).

4.7	Warrant to Purchase up to 164 shares of Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on January 12, 2010).

4.8	Form of Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on January 12, 2009).

4.9	Form of Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on January 12, 2009).

4.10	Congaree Bancshares, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 10-KSB for the period ended December 31, 2007).

4.11

Amendment No. 1 to the Congaree Bancshares, Inc. 2007 Stock Incentive Plan adopted October 15, 2008 (incorporated by reference to the Registrant’s Form 10-Q as Exhibit 10.1 for the period ended September 30, 2008).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

a.   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, as of December 14, 2011.

CONGAREE BANCSHARES, INC.

By:	/s/ Charles A. Kirby
Charles A. Kirby
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles A. Kirby and Charlie T. Lovering, or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

	Director	December 14, 2011
/s/ Thomas Hal Derrick
Thomas Hal Derrick

/s/ Charles A. Kirby	President and Chief Executive	December 14, 2011
Charles A. Kirby	Officer, Director
(Principal Executive Officer)

/s/ Stephen P. Nivens	Director, Senior Vice President	December 14, 2011
Stephen P. Nivens

/s/ E. Daniel Scott	Director	December 14, 2011
E. Daniel Scott

/s/ Nitin C. Shah	Director	December 14, 2011
Nitin C. Shah

/s/ J. Larry Stroud	Director	December 14, 2011
J. Larry Stroud

/s/ Donald E. Taylor	Director	December 14, 2011
Donald E. Taylor

/s/ John D. Thompson	Director	December 14, 2011
John D. Thompson

/s/ Charlie T. Lovering	Chief Financial Officer, Director	December 14, 2011
Charlie T. Lovering	(Principal Financial and Accounting
Officer)

/s/ Harry Michael White	Director	December 14, 2011
Harry Michael White

/s/ Samuel M. Corley	Director	December 14, 2011
Samuel M. Corley

/s/ J. Kevin Reeley	Director	December 14, 2011
J. Kevin Reeley

Exhibit Index

Exhibit Number	Description of Exhibit

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated into the Signature pages).